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                                                                   Exhibit 10.21

                          LIGHT SCIENCES ONCOLOGY, INC.

                  RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AND CO SALE AGREEMENT, entered into as of October 6, 2005, by and among Light Sciences Oncology, Inc., a Washington corporation (the "Company"), Light Sciences Corporation, a Washington corporation ("LSC"), each of the persons and entities on Schedule I attached hereto (the "Founders"), each of the persons and entities on Schedule II attached hereto (the "Investors"), and each of the persons and entities on
Schedule III attached hereto (the "LSC Holders").

                                   WITNESSETH:

     WHEREAS, the Company and Investors are parties to that certain Series A Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which Investors are purchasing that number of shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock") as set forth beside such Investor's name on Schedule II hereto; and

     WHEREAS, each Founder is the beneficial owner of shares of Common Stock of the Company as set forth beside such Founder's name on Schedule I hereto; and

     WHEREAS, each LSC Holder is the beneficial owner of shares of Common Stock and/or Preferred Stock of LSC as set forth beside such LSC Holder's name on
Schedule III hereto; and

     WHEREAS, the Founders and the LSC Holders wish to provide further inducement to the Investors to purchase the Series A Preferred Stock by agreeing to grant Investors certain rights and restrictions with respect to the shares of stock owned or subsequently acquired by such Founders and such LSC Holders, all on the terms and conditions set forth in this Agreement:

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Agreement and for other consideration, the receipt and adequacy of which is hereby acknowledged, the Company, LSC, Founders, LSC Holders and Investors agree as follows:

     1. Restrictions on Transfer of Shares by Founders. Except as otherwise provided in this Agreement, each Founder will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in the Stock (as hereinafter defined) now or hereafter owned or held by such Founder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of the Stock by a Founder not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

     2. Definitions.

     (a) "Available Undersubscription Amount" means the difference between the total of all Basic Amounts available for purchase pursuant to Section 9(a), and the Basic Amounts subscribed for pursuant to such Section.

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     (b) "Basic Amount" means for purposes of Section 9(a), and with respect to a particular Investor having preemptive rights under such Section, his, her or its pro rata portion of the Offered Securities, determined by multiplying the Offered Securities by the quotient obtained by dividing the aggregate number of shares of Common Stock then held by such Investor (giving effect to the conversion or exercise into Common Stock of all convertible or exercisable securities then held by such Investor) by the total number of shares of Common Stock then outstanding (giving effect to the conversion or exercise into Common Stock of all convertible or exercisable securities then outstanding); provided that any shares of Common Stock (other than shares of common stock into which shares of Preferred Stock have converted) held by a Founder who is also a holder of Preferred Stock shall be excluded from the numerator.

     (c) "Common Stock" means the Company's outstanding Common Stock and shares of Common Stock issued or issuable upon conversion of the Company's outstanding Series A Preferred Stock.

     (d) "Industry Operating Company" means any entity that has substantial operations in the business of developing or commercializing medical devices, medical diagnostic products or drugs directly or through affiliates.

     (e) "LSC Corporate Transaction" means a LSC Change of Control in which the acquiring party is an Industry Operating Company.

     (f) "LSC Change of Control" means any of the following:

          (i) any consolidation or merger of LSC with or into any other corporation or other entity, or any other corporate reorganization, in which the shareholders of LSC immediately prior to such consolidation, merger or reorganization, own less than 50% of LSC's voting power immediately after such consolidation, merger or reorganization;

          (ii) any transaction or series of related transactions in which in excess of 50% of LSC's voting power is transferred to a party or parties who were not shareholders or affiliates of shareholders prior to such transfer; or

          (iii) a sale, lease, transfer or other disposition (including, without limitation, by an exclusive license of all or substantially all of its rights in the material intellectual property of LSC for a term of at least all or substantially all of the effective period of the material patents included therein) of all or substantially all of the assets of LSC.

     (g) "LSC Stock" means shares of LSC's Common Stock or Preferred Stock now owned or subsequently acquired by a LSC Holder.

     (h) "LSC Subsidiary Investor" means any purchaser of Series A preferred stock in any subsidiary of LSC, including the Investors, who continues to hold such shares.

     (i) "Notice of Acceptance" means a written notice from an Investor to the Company containing the information specified in Section 9(a).


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     (j) "Offered Securities" means (i) any shares of Common Stock, (ii) any other equity securities of the Company, including, without limitation, shares of preferred stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company or (iv) any debt securities convertible into capital stock of the Company.

     (k) "Preferred Stock" means the Company's outstanding Series A Preferred Stock.

     (l) "Refused Securities" means those Offered Securities as to which a Notice of Acceptance has not been given by the Investors pursuant to Section 9(a).

     (m) "Rights Agreement" means the Investors Rights Agreement of even date herewith among the Company and the other parties specified therein.

     (n) "Stock" means shares of the Company's Common Stock or Preferred Stock now owned or subsequently acquired by a Founder; provided that shares of Preferred Stock purchased by a Founder pursuant to the Purchase Agreement shall not be considered "Stock".

     (o) "Undersubscription Amount" means for purposes of Section 9(a), and with respect to a particular Investor having preemptive rights under such Section, any additional portion of the Offered Securities attributable to the Basic Amounts of other Investors having preemptive rights under such Section as such Investor indicates it will purchase or acquire should the other Investors subscribe for less than their Basic Amounts.

     3. Rights of First Refusal.

     (a) Transfer Notice. If at any time a Founder (the "Selling Founder") proposes to transfer Stock to one or more third parties pursuant to an understanding or agreement with such third parties (a "Founder Transfer"), then the Selling Founder shall give the Company and each Investor written notice of the Selling Founder's intention to make the Founder Transfer (the "Founder Transfer Notice"), which Founder Transfer Notice shall include (i) a description of the Stock to be transferred ("Offered Common Shares"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Founder Transfer is to be made. The Founder Transfer Notice shall certify that the Selling Founder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Founder Transfer is obtainable on the terms set forth in the Founder Transfer Notice. The Founder Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Founder Transfer. The Founders severally agree that they shall not enter into any understanding or agreement with respect to a Founder Transfer subject to this Section 3 in which the Founder would receive any consideration in any form other than cash, an unsecured promissory note, or a combination of the foregoing.

     (b) Company Option. The Company shall have a right of first refusal (the "Company's Right of First Refusal") to purchase, all but not less than all of, the Offered Common Shares at the same price and subject to the same material terms and conditions as described in the Founder Transfer Notice, if the Company gives written notice of the exercise of such right to the Selling Founder and the Investors within thirty (30) days (the "Company's


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Refusal Period") from the receipt of the Founder Transfer Notice. If the Company does not intend to exercise the Company's right of first refusal in full or if the Company is not lawfully able to repurchase the Offered Common Shares, the Company shall send written notice thereof (the "Company's Expiration Notice") to the Selling Founder and to the Investors at least fifteen (15) days before the expiration of the Company's Refusal Period. If the Company gives the Selling Founder notice that it desires to purchase the Offered Common Shares, then payment for the Offered Common Shares shall be by certified bank check or wire transfer, against delivery of the Offered Common Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty five (45) days after the Company's receipt of the Founder Transfer Notice, unless the Founder Transfer Notice contemplated a later closing with the prospective third party transferee(s). The Company may not assign its rights under this paragraph.

     (c) Series A Holders' Option. If the Company does not exercise its right of first refusal in full, the Investors holding Series A Preferred Stock shall have an option for a period of thirty (30) days from receipt of the Founder Transfer Notice from the Selling Founder set forth in Section 3(a) hereof to elect to purchase their respective pro rata shares of the Offered Common Shares at the same price and subject to the same material terms and conditions as described in the Founder Transfer Notice. Each such Investor may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any reallotments as provided below) of the Offered Common Shares, by notifying the Selling Founder and the Company in writing, before expiration of the thirty (30) day period as to the number of such shares which it wishes to purchase (including any reallotment). Each such Investor's pro rata share of the Offered Common Shares shall be a fraction of the Offered Common Shares, of which the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by such Investor on the date of the Founder Transfer Notice shall be the numerator and the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) held by all Investors holding Series A Preferred Stock on the date of the Founder Transfer Notice shall be the denominator. Each such Investor shall have a right of reallotment such that, if any other such Investor fails to exercise the right to purchase its full pro rata share of the Offered Common Shares, the other participating Investors may exercise an additional right to purchase, on a pro rata basis, the Offered Common Shares not previously purchased. If an Investor gives the Selling Founder notice that it desires to purchase its pro rata share of the Offered Common Shares and, as the case may be, its reallotment, then payment for the Offered Common Shares shall be by certified bank check or wire transfer, against delivery of the Offered Common Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty five
(45) days after the Investor's receipt of the Founder Transfer Notice, unless the Founder Transfer Notice contemplated a later closing with the prospective third party transferee(s).

     4. Right of Co Sale.

     (a) To the extent the Investors do not exercise their respective rights of refusal as to all of the Offered Common Shares pursuant to Section 3 hereof, then each Investor holding Series A Preferred Stock that did not exercise its right of refusal which notifies the Selling Founder in writing within thirty
(30) days after receipt of the Founder Transfer Notice referred to in Section 3(a) hereof (a "Selling Investor" for purposes of this Section 4), shall have the right to


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participate in such sale of Stock on the same terms and conditions as specified in the Founder Transfer Notice. Such Selling Investor's notice to the Selling Founder shall indicate the number of shares of Preferred Stock (or Common Stock issued or issuable upon conversion thereof) the Selling Investor wishes to sell under its right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Stock that the Founder may sell in the Founder Transfer shall be correspondingly reduced.

     (b) Each Selling Investor may sell all or any part of that number of shares of Preferred Stock (or Common Stock issued or issuable upon conversion thereof) equal to the product obtained by multiplying (i) the aggregate number of shares of Stock covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by the Selling Investor on the date of the Founder Transfer Notice and the denominator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by the Selling Founder and all of the Selling Investors on the date of the Founder Transfer Notice.

     (c) Each Selling Investor shall effect its participation in the sale by promptly delivering to the Selling Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

          (i) number of shares of Common Stock which such Selling Investor elects to sell; or

          (ii) the type and number of shares of Preferred Stock which are at such time convertible into the number of shares of Common Stock which such Selling Investor elects to sell; provided, however, that if the prospective third party purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Selling Investor shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in this Section 4. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

     (d) The stock certificate or certificates that the Selling Investor delivers to the Selling Founder pursuant to this Section 4(d) shall be transferred to the prospective purchaser in consummation of the sale of the Preferred Stock (or Common Stock issued or issuable upon conversion thereof) pursuant to the terms and conditions specified in the Founder Transfer Notice, and the Selling Founder shall concurrently therewith remit to such Selling Investor that portion of the sale proceeds to which such Selling Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Investor exercising its rights of co sale hereunder, the Selling Founder shall not sell to such prospective purchaser or purchasers any Stock unless and until, simultaneously with such sale, the Selling Founder shall purchase such shares or other securities from such Selling Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Founder Transfer Notice.


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     5. Non Exercise of Rights. To the extent that the Investors have not exercised their rights to purchase the Offered Common Shares within the time period specified in Section 3 hereof and the Investors have not exercised their rights to participate in the sale of the Offered Common Shares within the time period specified in Section 4 hereof, the Selling Founder shall have a period of sixty (60) days from the expiration of such rights in which to sell the remaining Offered Common Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Founder Transfer Notice to the third party transferee(s) identified in the Founder Transfer Notice. The third party transferee(s) shall acquire the Offered Common Shares free and clear of subsequent rights of first refusal and co sale rights under this Agreement. In the event the Selling Founder does not consummate the sale or disposition of the Offered Common Shares within the sixty
(60) day period from the expiration of these rights, the Investors' first refusal rights and co sale rights shall continue to be applicable to any subsequent disposition of the Offered Common Shares by the Selling Founder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non exercise of the rights of the Investors under this Section 5 to purchase Stock from the Selling Founder or participate in sales of Stock by the Selling Founder shall not adversely affect their rights to make subsequent purchases from the Selling Founder of Stock or subsequently participate in sales of Stock by the Selling Founder.

     6. Exempt Transfers.

     (a) Notwithstanding the foregoing, the provisions of Sections 3 and 4 hereof shall not pertain or apply to (i) any transfer by a Founder to the ancestors, descendants, siblings or spouse of such Founder, or to trusts solely for the benefit of such persons or such Founder, (ii) any transfer to a Founder's estate, heirs administrators or executors upon the death of Founder, or (iii) any bona fide gift to a not-for-profit entity; provided, however, that the Selling Founder shall inform the Investors of such transfer prior to effecting it and the transferee or donee shall furnish the Investors with a written agreement to be bound by and comply with all provisions of this Agreement (including Sections 3 and 4 hereof) and provided, further, that no Selling Founder may gift more than 10% of his Stock pursuant to clause (iii) above in any calendar year unless the Selling Founder has retained all voting rights with respect to such Stock. Such transferred Stock shall remain "Stock" hereunder, and such transferee shall be treated as a "Founder" for purposes of this Agreement. In addition, the provisions of Sections 3 and 4 shall not apply to any repurchase of Stock pursuant to a written agreement between the Company and a Founder approved by the Board of Directors and providing for the right of such repurchase.

     (b) Notwithstanding the foregoing, the provisions of Sections 3 and 4 hereof shall not apply to (i) the sale of any Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") or (ii) the transfer of shares of Stock to a Founder's shareholders, limited partners or members (provided that in the case of clause
(ii) each transferee of three percent (3%) or more of the shares of Stock so transferred becomes party to this Agreement and bound by the terms and conditions of this Agreement as if such transferee were a "Founder" hereunder. Such transferred Stock shall remain "Stock" hereunder, and such transferee shall be treated as a "Founder" for purposes of this Agreement).

     7. Prohibited Transfers.


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     (a) In the event a Selling Founder should sell any Stock in contravention of the co-sale rights of the Investors under Section 4 hereof (a "Prohibited Transfer"), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Founder shall be bound by the applicable provisions of such option.

     (b) In the event of a Prohibited Transfer, each Investor shall have the right to sell to such Selling Founder the type and number of shares of Preferred Stock (or Common Stock issued or issuable upon conversion thereof) equal to the number of shares each Investor would have been entitled to transfer to the third party transferee(s) under Section 4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

          (i) The price per share at which the shares are to be sold to such Selling Founder shall be equal to the price at which such shares would have been sold to third party pursuant to Section 4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such Selling Founder shall also reimburse each Investor for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor's rights under
     Section 3 or 4 hereof.

          (ii) Within ninety (90) days after the later of the dates on which the Investor (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Investor shall, if exercising the option created hereby, deliver to such Selling Founder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

          (iii) Such Selling Founder shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this
     Section 7, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 7(b)(i) hereof, in cash or by other means acceptable to the Investor.

          (iv) Notwithstanding the foregoing, any attempt by the Selling Founder to transfer Stock in violation of Section 3 or 4 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Investors.

     8. Restrictions on Transfer of Shares by LSC Holders.

     (a) Except as otherwise provided in this Agreement, each LSC Holder will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in the LSC Stock now or hereafter owned or held by such LSC Holder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of the LSC Stock by a LSC Holder not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of LSC and shall not be recognized by LSC.

     (b) If at any time a LSC Holder (the "Selling LSC Holder") proposes to transfer LSC Stock to one or more third parties pursuant to an understanding or agreement with such third


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parties (a "LSC Holder Transfer"), then the Selling LSC Holder shall give LSC and each LSC Subsidiary Investor written notice of the Selling LSC Holder's intention to make the LSC Holder Transfer (the "LSC Holder Transfer Notice"), which LSC Holder Transfer Notice shall include (i) a description of the LSC Stock to be transferred ("Offered LSC Common Shares"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed LSC Holder Transfer is to be made. The LSC Holder Transfer Notice shall certify that the Selling LSC Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the LSC Holder Transfer is obtainable on the terms set forth in the LSC Holder Transfer Notice. The LSC Holder Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed LSC Holder Transfer.

     (c) Each LSC Subsidiary Investor shall have an option for a period of thirty (30) days from receipt of the LSC Holder Transfer Notice from the Selling LSC Holder set forth in Section 8(a) hereof to elect to purchase their respective pro rata shares of the Offered LSC Common Shares at the same price and subject to the same material terms and conditions as described in the LSC Holder Transfer Notice. The purchase price for the Offered LSC Common Shares to be purchased by a LSC Subsidiary Investor exercising its right of first refusal under this Agreement shall be the offered price set forth in the LSC Holder Transfer Notice and shall be payable as set forth in subsection (e) below.

     (d) In the event that some or all of the consideration to be received by a Selling LSC Holder is to be made in a form other than cash or cash equivalents, the price per share shall be determined as follows. The LSC Subsidiary Investors shall be entitled to purchase any Offered LSC Common Shares at the price set forth in the LSC Holder Transfer Notice, except that they may pay in cash the fair market value of any such non-cash consideration, with such fair market value measured in good faith by the Board of Directors of LSC, provided that (x) if a majority in interest of the LSC Subsidiary Investors exercising their purchase option with respect to such Offered LSC Common Shares dispute such valuation in writing to LSC, then LSC shall engage an independent third party valuation expert who shall determine whether the valuation proposed by the LSC Board or that proposed by such majority in interest is closer to the actual fair market value, and such closest valuation shall be treated as the fair market value hereunder (it being agreed the expert may only choose between the two competing valuations, and not select any other value), with the fees and expenses of the expert borne by the party or parties whose proposed valuation is the valuation not selected by the expert (provided that if the LSC Subsidiary Investors are responsible for the expert's fees and expenses, such fees and expenses will be borne by the LSC Subsidiary Investors who have elected to participate in the proposed transfer pro rata on the basis of the number of Offered LSC Common Shares to be purchased by such LSC Subsidiary Investor); and
(y) if any securities are to be received by the Selling LSC Holder, the fair market value of such securities shall be determined as follows:

          (i) for securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

               (A) if traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the


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securities on such quotation system over the thirty (30) day period ending three
(3) days prior to the closing;

               (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

               (C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of LSC (subject to the right of dispute and third party expert valuation specified above).

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors of LSC (subject to the right of dispute and third party expert valuation specified above).

If the time for the closing of the LSC Subsidiary Investors' purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been finally determined pursuant to this subsection.

     (e) Each such LSC Subsidiary Investor may exercise such purchase option and, thereby, purchase some or all of its pro rata share (with any reallotments as provided below) of the Offered LSC Common Shares, by notifying the Selling LSC Holder and LSC in writing, before expiration of the thirty (30) day period as to the number of such shares which it wishes to purchase (including any reallotment); provided, however, that in the event that the LSC Holder Transfer Notice pertains to the transfer of LSC Stock pursuant to a LSC Corporate Transaction, then no LSC Subsidiary Investor shall be permitted to exercise its right of first refusal pursuant to this Section 8 unless all of the Offered LSC Common Shares shall be purchased by the LSC Subsidiary Investors. Each such LSC Subsidiary Investor's pro rata share of the Offered LSC Common Shares shall be a fraction of the Offered LSC Common Shares, of which the total purchase price of all shares of Series A preferred stock of any LSC subsidiary (including the Company) held by such LSC Subsidiary Investor on the date of the LSC Holder Transfer Notice shall be the numerator, and the aggregate purchase price of all shares of Series A preferred stock of any LSC subsidiary (including the Company) held by all LSC Subsidiary Investors on the date of the LSC Holder Transfer Notice shall be the denominator. Each such LSC Subsidiary Investor shall have a right of reallotment such that, if any other such LSC Subsidiary Investor fails to exercise the right to purchase its full pro rata share of the Offered LSC Common Shares, the other participating LSC Subsidiary Investors may exercise an additional right to purchase, on a pro rata basis (or such other basis as is agreed between the LSC Subsidiary Investors exercising their option), the Offered LSC Common Shares not previously purchased. If a LSC Subsidiary Investor gives the Selling LSC Holder notice that it desires to purchase its pro rata share of the Offered LSC Common Shares and, as the case may be, its reallotment, then payment for the Offered LSC Common Shares shall be by certified bank check or wire transfer, against delivery of the Offered LSC Common Shares to be purchased at a place agreed upon between the parties


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and at the time of the scheduled closing therefor, which shall be no later than forty five (45) days after the LSC Subsidiary Investor's receipt of the LSC Holder Transfer Notice, unless the LSC Holder Transfer Notice contemplated a later closing with the prospective third party transferee(s).

     (f) To the extent that the LSC Subsidiary Investors have not exercised in full their rights to purchase all of the Offered LSC Common Shares within the time period specified in Section 8 hereof, the Selling LSC Holder shall have a period of sixty (60) days from the expiration of such rights in which to sell the remaining Offered LSC Common Shares upon terms and conditions (including the purchase price) no more favorable than those specified in the LSC Holder Transfer Notice to the third party transferee(s) identified in the LSC Holder Transfer Notice. The third party transferee(s) shall acquire the Offered LSC Shares free and clear of subsequent rights of first refusal under this Agreement. In the event the Selling LSC Holder does not consummate the sale or disposition of the Offered LSC Common Shares within the sixty (60) day period from the expiration of these rights, the LSC Subsidiary Investors' first refusal rights shall continue to be applicable to any subsequent disposition of the Offered LSC Common Shares by the Selling LSC Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non exercise of the rights of the LSC Subsidiary Investors under this Section 8 to purchase LSC Stock from the Selling LSC Holder shall not adversely affect their rights to make subsequent purchases from the Selling LSC Holder of LSC Stock.

     (g) Notwithstanding the foregoing, the provisions of Section 8 shall not pertain or apply to (i) any transfer by a LSC Holder to the ancestors, descendants, siblings or spouse of such LSC Holder, or to trusts solely for the benefit of such persons or such LSC Holder, (ii) any transfer to a LSC Holder's estate, heirs administrators or executors upon the death of a LSC Holder, or
(iii) any bona fide gift to a not-for-profit entity; provided, however, that the Selling LSC Holder shall inform the LSC Subsidiary Investors of such transfer prior to effecting it and the transferee or donee shall furnish the LSC Subsidiary Investors with a written agreement to be bound by and comply with all provisions of this Agreement and provided, further, that no Selling LSC Holder may gift more than 10% of his LSC Stock pursuant to clause (iii) above in any calendar year unless the Selling LSC Holder has retained all voting rights with respect to such LSC Stock. Such transferred LSC Stock shall remain "LSC Stock" hereunder, and such transferee shall be treated as a "LSC Holder" for purposes of this Agreement. In addition, the provisions of Section 8 shall not apply to any repurchase of LSC Stock pursuant to a written agreement between the Company and a LSC Holder approved by the Board of Directors of LSC and providing for the right of such repurchase.

     (h) Notwithstanding the foregoing, the obligations of the LSC Holders, and the rights of the LSC Subsidiary Investors, under this Section 8 shall terminate upon the earlier of (i) immediately prior to the effective time of the initial public offering of LSC common stock to the general public pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act, (ii) immediately after the closing of a LSC Change of Control made in compliance with the applicable provisions of this Agreement, if any, and (iii) at such time when LSC no longer holds more than five percent (5%) of the outstanding shares of the Company on an as-converted basis.

     9. Participation Rights. The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities, unless in each such case the Company shall have complied with this Section 9. The Company shall deliver to each Investor an offer (an "Offer"), which shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, and (iii) identify the persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged. The Offer by its terms shall remain open and irrevocable for at least 30 days.

     (a) Each Investor holding at least 600,000 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) of Series A Preferred Stock (a "Major Investor") shall have the right, for a period of 30 days following delivery of the Offer, to purchase or acquire, at a price and upon the other terms specified in the Offer, such Major Investor's Basic Amount and Undersubscription Amount, if any. To accept an Offer, in whole or in part, such a Major Investor must deliver a Notice of Acceptance to the Company prior to the end of the 30-day period of the Offer, setting forth the portion of the Basic Amount that such Major Investor elects to purchase and, if such Major Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Major Investor elects to purchase. If the Basic Amounts subscribed for by all Major Investors under this Section 9(a) are less than the total of all Basic Amounts available for purchase, then each Major Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the Available Undersubscription Amount, each Major Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Major Investor bears to the total Undersubscription Amounts subscribed for by all Major Investors, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

     (b) The Company shall have 90 days from the expiration of the 30-day period set forth above to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not on the whole more favorable to the acquiring person or persons or on the whole less favorable to the Company than those set forth in the Offer.

     (c) The purchase and sale of the Offered Securities under this Section 9 shall take place on the first business day falling at least 30 days after the expiration of the 30-day period above, at the offices of the Company. At such closing, the Major Investors shall acquire from the Company, and the Company shall issue to the Major Investors, the number or amount of Offered Securities being purchased by each Major Investor pursuant to the terms and conditions hereof (including the terms and conditions specified in the Offer). The purchase by the Major Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Major Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Major Investors and the Company.

     (d) Any Offered Securities not acquired by the Major Investors or other persons in accordance with Section 9 above may not be issued, sold or exchanged until they are again offered to the Major Investors under the procedures specified in this Agreement.

     (e) The rights of the Major Investors under this Section 9 shall not apply to:

          (i) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, or upon conversion of Preferred Stock;

          (ii) the issuance of any shares of Common Stock upon conversion of options, warrants, rights, and convertible and exchangeable securities (as long as the applicable options, warrants, rights, or convertible or exchangeable securities were outstanding on the date of this Agreement or were issued thereafter in compliance with this Agreement);

          (iii) the issuance of shares of Common Stock, or options exercisable therefor, including options outstanding on the date of this Agreement issued or issuable to officers, directors, consultants and employees of the Company or any Subsidiary, as approved by the Board of Directors or any duly authorized committee of the Board of Directors pursuant to any plan, agreement or arrangement approved by a majority of the members of the Board of Directors of the Company;

          (iv) the issuance of securities in consideration for the acquisition (whether by merger, share exchange or otherwise) by the Company or any of its Subsidiaries of the stock or assets of any other entity;

          (v) the issuance of shares of Common Stock by the Company in an underwritten public offering pursuant to an effective registration statement;

          (vi) the issuance of shares of Common Stock by the Company in connection with corporate partnering transactions, lease lines, equipment financings, bank financings or acquisitions of business or intellectual property rights, provided, that in each such case such transaction and issuance has been approved by the Board of Directors of the Company;

          (vii) securities as to which the Company has obtained a prior express written waiver of application of this Section 9 from the holders of at least a majority of the Series A Preferred Stock then outstanding; or

          (viii) the sale and issuance of any shares of Series A Preferred Stock pursuant to the terms of the Purchase Agreement.

     10. Drag-Along Right.

     (a) For purposes of this Section 10, a "Change of Control Transaction" shall mean (x) any consolidation or merger of the Company with or into any other corporation or other entity, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization; (y) any transaction or series of related transactions (whether or not the Company is a party) in which in excess of fifty percent (50%) of the Company's voting power is transferred to a party or parties who were not shareholders or affiliates of shareholders prior to such transfer (other than an equity financing exclusively for capital raising purposes in which the Company is the surviving corporation, including a transaction in which holders prior to such transaction own less than 50% of the total voting power of the Company immediately after the closing of such financing); or (z) a sale, lease, transfer or other disposition (including, without limitation, by an exclusive license of all or substantially all of its rights in the material intellectual property of the Company for a term of at least all or substantially all of the effective period of the material patents included therein) of all or substantially all of the assets of the Company.

     (b) If at any time after May 1, 2009 one or more of the Investors representing at least sixty-seven percent (67%) of the then issued and outstanding Series A Preferred Stock (the "Approving Seller(s)") shall propose to undertake a bona fide arm's length Change of Control Transaction with a third party not affiliated with any of the Approving Sellers, then subject to the provisions hereof, each Investor and Founder shall, if requested by such Approving Seller(s) upon written notice at least twenty (20) days prior to the date on which such transaction shall be consummated: (i) vote for, consent to and/or not raise objections against (or seek dissenters, appraisal or similar rights with respect to) such Change of Control Transaction, (ii) take all necessary and desirable actions in connection with the consummation of the Change of Control Transaction as reasonably requested by the Company or the Approving Seller(s), including, without limitation, exercising any conversion privileges (provided, however, that for purposes of determining the form and amount of consideration payable for each share of Series A Preferred, each holder thereof may elect to be treated as though it had not converted such shares of Series A Preferred into shares of Common Stock), and (iii) if applicable, deliver its share certificate(s) (accompanied by duly executed stock powers or other instrument of transfer duly endorsed in blank) representing the shares to the Company or to an agent designated by the Company, for the purpose of effectuating the transfer of the shares to the purchaser and the disbursement of the proceeds of such transactions to the Investors and Founders. The Company may, at its option, deposit the consideration payable for the shares with a depository designated by it and thereafter each share certificate shall represent only the right to receive the consideration payable in the transaction.

     (c) The obligations of the Investors and Founders pursuant to this Section 10 are subject to the satisfaction to the following conditions: (i) each Investor and Founder shall receive in respect of their equity securities in the Company, the same form of consideration in an amount per share of Series A Preferred or Common Stock, respectively, as determined for each such class or series in accordance with the liquidation preferences set forth in the Articles of Incorporation of the Company, as amended; (ii) if any Investor or Founder is given an option as to the form of consideration to be received, each Investor or Founder holding the same class and series of capital stock shall be given the same option; (iii) no Investor or Founder who holds any debt or other securities issued by the Company (i.e., securities other than Series A Preferred or Common Stock) shall, pursuant to the Change of Control Transaction, receive, in consideration of such debt or other securities, an amount greater than the amount provided pursuant to the terms of agreements evidencing such debt or securities; (iv) no Investor or Founder shall be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Change of Control Transaction; (v) no Investor or Founder shall be required to amend, extend or terminate any agreement with the Company, the acquiring party or their respective affiliates (other than this Agreement or the Ancillary Agreements (as defined in the Purchase Agreement));
(vi) no Investor or Founder shall be obligated by the acquisition documents to make (without their consent) any out-of-pocket expenditure prior to the consummation of the Change of Control Transaction and no Investor or Founder shall be obliged to pay more than such Investor's or Founder's pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Change of Control Transaction to the extent such costs are incurred for the benefit of all shareholders of the Company and are not otherwise paid by the Company or the acquiring party (for purposes of clarification, costs incurred by or on behalf of an Investor or Founder for such Investor's or Founder's sole benefit will not be considered costs of the transaction hereunder); (vii) prior notice of a Change of Control Transaction shall be provided to the Investors and the Founders at least 20 days prior to the closing of such transaction, which notice shall provide the identity of the acquiring entity involved in such Change of Control Transaction and the material terms thereof; and (viii) except as otherwise specified in this paragraph each Investor and Founder shall be treated similarly with respect to their rights and obligations under the Change of Control Transaction agreements as shareholders of the Company, taking into account the type of shares owned by each and the consideration to be received by each in accordance with clause (i) of this paragraph (including without limitation with respect to any escrow provisions, earn-out or other contingent payment provisions, or indemnification obligations).

     (d) Each Investor and Founder agrees that, except for encumbrances that are created as a result of this Agreement, it will not permit any liens or other encumbrances against the shares of the Company owned by it that would prohibit the enforcement of the Investor's or Founder's obligations of this Section 10.

     (e) No Investor or Founder shall be required in connection with any Change of Control Transaction to make any representations and warranties in connection with such transaction except as to good title and the absence of liens with respect to the shares to be sold by it, the corporate or other existence of the holder and the authority, form, validity and binding effect of, and the absence of any conflicts under the Investor's or Founder's articles and other formative and governing documents of such Investor or Founders. No such Investor or Founders shall be required to provide any personal indemnity in connection with such Change of Control Transaction except for indemnities for damages resulting from a breach of the above-stated representations and warranties and provided that no such indemnity shall exceed the value of the consideration received by such Investor or Founder pursuant to such Change of Control Transaction. For purposes of explanation, the parties acknowledge that the Company may be required to make other representations, warranties and indemnification in connection with a Change of Control Transaction, and that the proceeds to be received by the Investors and Founders in connection therewith may be subject to escrow or other offset rights indirectly in connection with such representations, warranties and indemnification.

     11. Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Investors hereunder are only assignable (a) by each of such Investors to any other Investor, (b) to a current or former partner, member or affiliate of such Investor or (c) to an assignee or transferee who acquires shares of Common Stock (including shares of Common Stock issuable upon conversion of Series A Preferred Stock) from the Investor, and in each case such assignee shall then become a party to this Agreement as an "Investor". As used herein, the term "affiliate" means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with the entity in question, and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract, or otherwise. The obligations of the Company, the Founders and the LSC Holders hereunder may not be assigned without the consent of a majority in interest of the Investors.

     12. Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the Founder or a LSC Holder shall bear the following legend upon its face:

     "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

     13. Effect of Change in Company's and LSC's Capital Structure. Appropriate adjustments shall be made in the number and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company or LSC, respectively.

     14. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery or (c) upon delivery when sent by facsimile (with confirmation of receipt), in each case to the intended recipient at the address indicated for such party on the signature page or Schedules hereto, as applicable, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

     15. Term. This Agreement shall terminate upon the earlier of (a) the consummation of a Qualified IPO (as defined in the Rights Agreement), (b) the closing of a Change of Control (as defined in the Rights Agreement), (c) the written agreement of the Company, the persons holding at least a majority in interest of the Series A Preferred Stock then held by the Investors and their assignees (pursuant to Section 11 hereof), the persons holding at least a majority in interest of the Stock held by all of the Founders, and the persons holding at least a majority in interest of the LSC Stock held by all of the LSC Holders, or (d) the closing of a Change of Control Transaction effected pursuant to Section 10.

     16. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties to this Agreement.

     17. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) as to the Company, by the Company, (b) as to the Investors, by persons holding at least a majority in interest of the Series A Preferred Stock held by the Investors and their assignees, pursuant to Section 11 hereof, (c) as to each Founder, such Founder and (d) as to each LSC Holder, such LSC Holder; provided that any Investor may waive any of his rights hereunder without obtaining the consent of any other Investor. Notwithstanding the foregoing, any amendment (i) to Section 10 that would materially change the representations, covenants or indemnification that a Founder or Investor would be required to provide in a Change of Control Transaction shall also require the written consent of such Founder or Investor, and (ii) to Section 11 that would remove an Investor's right to assign to its affiliates (or that would change the definition of "affiliate" or "control" set forth therein) shall also require the written consent of such Investor. Any amendment or waiver effected in accordance with this Section 17 shall be binding upon each Investor, its successors and assigns, the Company and the Founder in question.

     18. Separability. In case any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     19. Attorney's Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     20. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile copy, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each party agrees to cooperate affirmatively with the Company, LSC, the Purchasers, the LSC Holders and the Investors, to the extent reasonably requested by the Company, LSC, the Purchasers, the LSC Holder or the Investors, to enforce rights and obligations pursuant thereto.

     22. Equitable Remedies. The Company, LSC, the Founders, the LSC Holders and the Investors each acknowledge and agree that the legal remedies available to each party in the event a party violates any covenant in this Agreement would be inadequate and that the non-parties shall be entitled, without posting any bond or other security, to temporary, preliminary and permanent injunctive relief, specific performance and other equitable remedies in the event of such a violation, in addition to any other remedies which such party may have at law or in equity.

     23. Governing Law; Jurisdiction; Venue; No Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington and the laws of the United States applicable therein (in each case without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a Washington contract. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the state courts of the State of Washington located in King County, or, if it has or can acquire jurisdiction, any Federal court located in such State and County, and EACH OF THE PARTIES HERETO, AFTER CONSULTING WITH OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TRIAL BY JURY, IN EACH CASE IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the courts of the State of Washington or the United States of America, in each case located in King County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

THE COMPANY:                            LIGHT SCIENCES ONCOLOGY, INC.


                                        By: /s/ Llew Keltner
                                            ------------------------------------
                                        Its: Chief Executive Officer
                                        Address:                               .
                                                 ------------------------------
                                        Fax No:
                                                --------------------------------


FOUNDERS:

                                        LIGHT SCIENCES CORPORATION


                                        By: /s/ Albert Luderer
                                            ------------------------------------
                                        Its: Chief Executive Officer


INVESTORS:

                                        ESSEX WOODLANDS HEALTH
                                        VENTURES FUND VI, L.P.

                                        By: Essex Woodlands Health Ventures VI,
                                            L.P.
                                        Its: General Partner

                                        By: Essex Woodlands Health Ventures VI,
                                            L.L.C.
                                        Its: General Partner


                                        By: /s/ Jeff Himawan
                                            ------------------------------------
                                            Dr. Jeff Himawan, Managing Director

                                   SCHEDULE I

                                    FOUNDERS

Founder Name and Address     Shares of Common Stock Held
------------------------     ---------------------------
Light Sciences Corporation            7,743,040

TOTAL                                 7,743,040

                                   SCHEDULE II

                                    INVESTORS

Investor Name and Address                      Series A Shares Held
-------------------------                      --------------------
ESSEX WOODLANDS HEALTH VENTURE FUND VI, L.P.         3,200,000

CRAIG WATJEN                                         1,424,989

ADAMS STREET V, L.P.                                 1,000,000

CHINA DEVELOPMENT INDUSTRIAL BANK, INC.                400,000

EDWARD AVEDISIAN                                       200,000

HSIU-CHUAN LEE                                          20,000

JOHNSON & JOHNSON DEVELOPMENT CORPORATION              800,000

TOTAL                                                7,044,989

                                  SCHEDULE III

                               LSC COMMON HOLDERS



Craig Watjen
14571 Southeast 51st St.
Bellevue, Wa. 98006
Fax: (425) 649-9898

James Chen
c/o Light Sciences Corporation
34931 SE Douglas Street
Suite 200
Snoqualmie, WA 98065